EMPLOYMENT AGREEMENT
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     AGREEMENT dated as of July 14, 1993, by and between REN CORPORATION-USA, a
Tennessee corporation (the "Company" or "REN"), and Lawrence J. Centella (the "Executive").

                               W I T N E S S E T H
                               -------------------

     WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer, to manage its business and the Executive desires to accept such employment.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, it is hereby agreed as follows:

     1.   Employment and Term.
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          The Company hereby employs the Executive as its President and Chief
Executive Officer for the period (the "Employment Period") commencing as of the date of this Agreement and, unless sooner terminated as hereinafter provided, ending on December 31, 1996. The Company shall have the option to extend the term of this Agreement for an additional term of three years, which shall be exercisable by delivering 150 days prior written notice to the Executive of the Company's intention to exercise this option.

     2.   Duties.
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          (a)  The Executive hereby accepts such employment and agrees to devote his full business time and best efforts during normal business hours to the affairs of the Company's business, provided that he shall at all times act and perform his duties in a manner which is consistent with the best interests of the Company. The Executive shall also perform such other duties, commensurate with his position, as the Company's Board of Directors shall assign to him.

          (b) The Executive agrees to comply with REN's policies governing business conduct and confidential information as approved by the Company's Board of Directors from time to time provided, that to any extent that this Agreement is inconsistent therewith, this Agreement shall control.

          (c) The Executive agrees that he shall not accept board positions or other engagements without the prior approval of the Company's Board of Directors.









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     3.   Compensation.
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          During the Employment Period, the Company shall pay to the Executive:

          (a) a base salary at the rate of $250,000 per year, payable in accordance with REN's payroll practices for executive officers; and

          (b) The Company shall enter into a nonqualified deferred compensation agreement with the Executive, effective January 1, 1994, providing for the deferral of Nine Thousand Dollars ($9,000) of the base salary otherwise payable hereunder during calendar year 1994 for a period of ten years from the date of said agreement. A copy of this agreement is attached hereto as Exhibit A; and

          (c) commencing with the Company's fiscal year 1994, and for each succeeding year or portion thereof during the Employment Period, a bonus computed as follows:

          (i) If the Company's actual consolidated return on capital employed (the "Company's Return"), calculated by the Company in accordance with generally accepted accounting principles consistently applied, exceeds 85% of the Company's budgeted return on capital employed (the "Company's Budgeted Return"), as set forth in the Company's Annual Plan for such year, the Executive shall be entitled to a bonus equal to: (1) $87,500 multiplied by a fraction equal to the percentage by which the Company's Return exceeds 85% of the Company's Budgeted Return, divided by 15%, provided however that in no event shall such bonus exceed $87,500; and
     (2) if the Company's Return exceeds 100% of the Company's Budgeted Return, then the Executive shall be entitled to an additional bonus equal to $75,000 multiplied by a fraction having a numerator equal to 100 times the percentage by which the Company's Return exceeds the Company's Budgeted Return and a denominator of 3, provided that in no event shall such additional bonus exceed $75,000; and

          (ii) For example, if the Company's Return equals 91.5% of the Company's Budgeted Return, the bonus would equal $87,500 x 6.5/15 or $37,916.67. If, instead the Company's Return equals 2.4% more than the Company's Budgeted Return, the bonus would equal $87,500 plus $75,000 x 2.4/3 = $60,000, for a total bonus of $147,500.

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Notwithstanding the foregoing, the parties agree to review the Executive's salary and bonus levels during the first quarter of 1994 and each year thereafter and make such changes thereto, if any, as they shall mutually agree upon.

     4.   Working Facilities; Expenses; Vacation.  The Company shall furnish or
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cause to be furnished to the Executive an office and such other facilities and services as are suitable to his position and adequate for the performance of his duties hereunder. Executive agrees to and shall undertake such travel as the performance of the Executive's duties may require. The Company shall promptly reimburse the Executive in accordance with the Company's customary travel and expense reimbursement policies for all reasonable travel and other expenses paid or incurred by the Executive in connection with the performance of his duties hereunder. Each calendar year, the Executive shall be entitled to a vacation with pay for a period of up to 25 business days, provided that Executive may not carry over more than 10 vacation days from any year to a succeeding year nor carry over such unused vacation for more than three years.

     5.   Additional Benefits; Options.
          ----------------------------

          (a) In addition to all other rights of the Executive hereunder, and except with respect to stock option plans or grants which shall be governed by the provisions of Para. 5(b)-(f) below, the Executive shall be eligible during the Employment Period to participate in and receive all other benefits from any retirement, life insurance, disability or pension, profit-sharing, savings, cash or other plan or plans or arrangements provided by REN for its executive officers generally, each such benefit to be made available on the basis applicable to REN's similarly situated executive officers, as the same may now or hereafter exist and under the terms thereof as the same may be amended from time to time. While employed hereunder the Company shall also reimburse Executive for the $1,163.66 quarterly premium paid by him to New England Variable Life Insurance Company for policy #Z040730, as and when paid by Executive.

          (b) The Company hereby grants to Executive the right to purchase from REN, at Executive's option, 150,000 shares of the Company's common stock at a price per share equal to the price per share of the Company's stock on December 2, 1993. The option shall vest and become exercisable at the rate of one fourth of the optioned shares on July 14 of each of 1994, 1995, and 1996. In the event the term of this Agreement is not renewed as permitted in Para. 1, vesting of the remainder of the option shall be accelerated to December 30, 1996. If, however, the term of this Agreement is renewed, vesting of the remainder of the option shall occur on July 14, 1997.

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          (c)  Provided that Executive is employed by the Company pursuant to this Agreement on such date, the Company shall grant to Executive on each of July 14, 1994 and July 14, 1995 the right to purchase from REN, at the Executive's option, 25,000 shares of the Company's common stock at an exercise price per share equal to the price of the Company's common stock on the date of each such grant. Each such separate option shall vest at the rate of one fourth of the optioned shares on each annual anniversary of the date such option was granted, provided that the Executive is then employed by the Company.

          (d) If this Agreement has been terminated by REN for cause or by Executive without cause prior to the time when any option granted under this Agreement is fully vested, such option shall vest proportionately to the date of termination in any partial year and any remaining unvested portion of the optioned shares shall terminate. If this Agreement is terminated by the Company without cause, the option provided for in Para. 5(b) shall, without any further action, immediately and fully vest.

          (e) In the event that any person or entity, other than an affiliate or direct or indirect subsidiary of Gambro AB, acquires more than fifty (50) percent of the outstanding voting securities of the Company, then the option provided for in Para. 5(b) shall, without any further action, immediately and fully vest and the options provided for in Para. 5(c) shall, without any further action, be deemed granted and shall immediately and fully vest.

          (f) Options, to the extent vested, may be exercised at any time provided that each option shall expire to the extent not previously exercised ten (10) years from the date of grant.

          (g) Options granted hereunder shall be "non-qualified" and governed by the terms and conditions of the REN Non-Statutory Stock Option Plan of 1988, as amended (the "Plan"). In the event that the Company determines that there are insufficient shares of the Company's common stock authorized and reserved for issuance pursuant to the Plan, then Executive agrees that the issuance of shares of the Company's common stock to Executive upon exercise of vested options granted hereunder may be deferred until such time as the Plan has been amended and shares authorized for issuance by the Company.

     6.   Termination.
          -----------

          (a) If the Executive is unable to perform his duties hereunder by reason of death, mental or physical illness or other incapacity or the Company terminates the Executive's employment without cause, he or his estate, as the case may be, shall be entitled to a severance benefit in lieu of all other compensation, bonus, severance or other payments or benefits

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arising in connection with his employment, equal to his base annual salary as of the date of such termination for 12 months. Such severance benefit shall be payable over such 12 month period. In the event that termination under this paragraph 6(a) occurs during the fourth quarter of the Company's fiscal year the Executive shall also be entitled to receive a bonus for that year, calculated in accordance with paragraph 3(b) and prorated to the date of termination. Such payments shall be in full satisfaction of all claims of the Executive against the Company other than for his vested benefits under any of the Company's benefit plans in which he is a participant and other than as specifically provided in Para. 5(b)-(g) above. Executive's resignation shall not entitle Executive to a severance benefit hereunder.

          (b) Termination for "cause" shall be made by the Company upon 30 days prior written notice to the Executive, which notice shall be authorized by the Board of Directors of the Company. For all purposes hereof, "cause" shall include without limitation: (i) the commission by the Executive of a material act of dishonesty, or (ii) a material breach by the Executive of a provision of Paragraphs 2, 7 or 8 of this Agreement which is not cured within 30 days after delivery of notice thereof to the Executive, or (iii) a material violation of any governmental law or regulation to which the Company is subject, (iv) a willful failure to use the Executive's best efforts to comply with a reasonable request of the Board of Directors of the Company which is not cured with 30 days after delivery of notice thereof to the Executive, (v) habitual use of alcohol, drugs or other substances, or (vi) the commission of acts which are determined by the Board of Directors of the Company to constitute gross misconduct.

          (c) In the event any amounts or other benefits are payable hereunder to or for the Executive (or to his legal representatives) in respect of any period following the termination of his employment hereunder, such amounts or other benefits shall not be reduced in any manner by reason of any other earnings, income or benefits of or to the Executive from any other sources.

     7.   Confidential Information.
          ------------------------

          (a) The Company will provide the Executive with access to all confidential information, including trade secrets and proprietary information and processes and financial information (hereinafter referred to as the "Confidential Information"), necessary for the performance of the Executive's duties under this Agreement and such Confidential Information will be held by the Executive as the Company's property. Upon termination of his employment hereunder the Executive shall

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return to the Company all of the Confidential Information and other property of the Company and of any subsidiary and/or affiliated companies in his possession or control.

          (b) The Executive agrees that he will not use for his own benefit or disclose to any other person or entity at any time (other than in the ordinary course of the business of the Company) any of the Confidential Information obtained by the Executive while employed by the Company, other than such Confidential Information as is then in the public domain.

     8.   Non-Competition.  The Executive agrees that during the period salary
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payments are being made to him pursuant to Paragraph 3, and thereafter for a period of one year or, if payments are being made pursuant to Para. 6(a), for the one year period during which payments are being made pursuant to Para. 6(a), he will not, directly or indirectly engage in competition, in the United States or in any country in which the Company or its subsidiary or affiliated companies conducts business, with any substantial part of the business which is conducted by the Company or its subsidiary or affiliated companies as of the time of his last receipt of such payments, provided, that ownership of not more than 1% of the outstanding securities of any class of any corporation that are listed on a national securities exchange or traded in the NASD National Market System shall not be considered a breach of this Paragraph 8.

     9.   Arbitration.  Any and all disputes which may arise under or in
          -----------
connection with this Agreement shall be submitted to and settled by arbitration in Nashville, in accordance with the Rules of the American Arbitration Association. The arbitrator may, in his discretion, award legal fees and expenses to the prevailing party. Any award shall constitute a final, non-appealable judgment and may be entered as such by the clerk of any court having jurisdiction.

     10.  Indemnification.  The Company will indemnify the Executive to the same
          ---------------
extent as it indemnifies its executive officers generally. The Executive shall be entitled to the full protection of any insurance policies which the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been at any time a director or officer of REN or any of its subsidiaries or affiliated companies or by reason of any action at any time taken by him on behalf of REN or any of its subsidiaries or affiliated companies.

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     11.  Amendment.  This Agreement may not be amended, waived, changed,
          ---------
modified or discharged except by an instrument in writing executed by or on behalf of the party or parties against whom enforcement of such amendment, waiver, change, modification or discharge is sought.

     12.  Notices.  All notices, requests, demands and other communications
          -------
hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, by certified mail, return receipt requested, as follows:

          (a)  To the Company or REN:

               REN Corporation-USA
               6820 Charlotte Pike
               Nashville, Tennessee  37209
               Attn:  General Counsel

               With a copy to: Chairman, REN Corporation USA

          (b)  To the Executive:

               Lawrence J. Centella
               549 Balsam Lane
               Palatine, Illinois  60067

and/or to such other persons and addresses as any party shall have specified in writing to the other by notice as aforesaid.

     13.  Assignability.  In the event of any sale or other disposition of all
          -------------
or a substantial part of the business of the Company, whether by sale of stock, sale of assets, merger or otherwise, then the successors and assigns of such business shall assume all of the Company's obligations under this Agreement in respect of the Company, as the case may be, so that the Executive will continue to have all of the benefits of this Agreement to the same extent that the Executive would have, had the aforesaid sale not taken place. The Executive may not assign, pledge or encumber his interest in this Agreement without the written consent of the Company. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive's assigns, heirs, executors, administrators and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company, and its respective successors and assigns.

     14.  Separability.  In the event that any provision of this Agreement would
          ------------
be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason unless narrowed by construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable

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provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable in any jurisdiction for any reason. Such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     15.  Integration.  Except as otherwise expressly provided herein this
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Agreement supersedes all other employment agreements between the Company and
Executive.

     16.  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Tennessee.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        REN CORPORATION-USA

                                        By _________________________________

                                        THE EXECUTIVE:

                                        /s/ Lawrence J. Centella
                                        -----------------------------
                                        Lawrence J. Centella





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